Exhibit 10.74

Second Amendment to Lease

This Second Amendment to Lease (this “Amendment”) is by and between PDM Unit 850, LLC, a Delaware limited liability company (“Landlord”), and Alkermes, Inc., a Pennsylvania corporation ( “Tenant”) and is executed as of this 12th day of November, 2013.

WHEREAS, Landlord and Tenant are parties to a certain Lease dated as of April 22, 2009, as amended by that certain First Amendment to Lease dated June 15, 2009 (together, the “Lease”) with respect to certain premises (the “Original Premises”) located at 850 Winter Street, Waltham, Massachusetts;

WHEREAS, Tenant desires to extend the Term of the Lease and to expand the Premises to include a certain portion of the second floor of the Building more particularly shown on Exhibit A, attached;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Undefined Terms.  All capitalized terms used herein and not herein defined shall have the meanings set forth in the Lease.

2.                                      Qualifying Conditions.  The terms and conditions of this Amendment are conditioned upon the full execution of an early termination agreement with the current tenant of the Second Expansion Space, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, a California limited liability partnership (“Gunderson”) on terms and conditions satisfactory to Landlord in its sole discretion (the “Qualifying Conditions”).  If the Qualifying Conditions have not been met by December 31, 2013, then the Lease shall be read and construed as if this Amendment never existed and neither party shall have any rights, remedies, or obligations in connection with or arising out of this Amendment or the subject matter hereof.

3.                                      Extension of the Term.  The term of the Lease is hereby extended through February 28, 2021, which shall be the new “Expiration Date” under the Lease.

4.                                      Base Rent.  Base Rent for the Original Premises for the period commencing on June 1, 2020 and ending on the Expiration Date shall be $31.80 per Rentable Square Foot of the Original Premises (Annual Base Rent for the Original Premises shall be $3,672,550.20 and Monthly Base Rent for the Original Premises shall be $306,045.85).

5.                                      Second Expansion Space.  Commencing on the Second Expansion Space Commencement Date (as defined below), Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord the portion of the second floor of the Building shown on Exhibit A to this Amendment containing 31,140 rentable square feet (the “Second Expansion Space”).  The Second Expansion Space shall be added to and leased by Tenant as part of the Premises under the Lease on all of the terms set forth therein, except as otherwise provided in this Amendment, and except as otherwise expressly set forth herein all references to the Premises in the Lease shall hereafter mean the Original Premises plus the Second Expansion Space, which together consist of 146,629 rentable square feet in the aggregate.  The “Second Expansion Space Commencement Date” shall be the date on which Landlord delivers the Second Expansion

Premises to Tenant broom clean, free of all occupants and personal property, and otherwise in the condition existing as of the date hereof, reasonable wear and tear excepted.  The Second Expansion Space Commencement Date is expected to occur on June 1, 2014 (the “Estimated SES Commencement Date”) and is subject to the right of Landlord, to be exercised not more than three (3) times, to extend the same, but in no event to a date no later than June 1, 2015 by at least fifteen (15) days’ prior written notice to Tenant on each occasion (as it may be extended, the  “Outside SES Commencement Date”).  If the Landlord is unable to deliver the Second Expansion Space to Tenant on the Estimated SES Commencement Date, as it may be extended, for any reason, including without limitation due to the holding over of Gunderson in the Second Expansion Space, then the Second Expansion Space Commencement Date shall, by definition, be delayed, and Landlord shall not be deemed to be in default hereunder.  Tenant’s sole remedy for Landlord’s failure to deliver the Second Expansion Space on the Estimated SES Commencement Date shall be a delay in the occurrence of the Second Expansion Space Commencement Date; provided, however, that if the Landlord is unable to deliver the Second Expansion Space to Tenant on or before the Outside SES Commencement Date, (x) Tenant shall have the one-time option to terminate this Amendment by written notice to Landlord given within forty-five (45) days of the Outside SES Commencement Date, time being of the essence, and upon such notice this Amendment shall be null and void and of no further effect between the parties and the Lease shall be read an construed as if this Amendment never existed and neither party shall have any rights, remedies, or obligations in connection with or arising out of this Amendment or the subject matter hereof except as provided in Sections 10 and 16 below and (y) if Tenant does not exercise its right to terminate this Lease pursuant to the preceding clause (x), then Landlord shall thereafter have the one-time option to terminate this Amendment by written notice to Tenant given within the next following fifteen (15) day period, time being of the essence, and upon such notice this Amendment shall be null and void and of no further effect between the parties and the Lease shall be read an construed as if this Amendment never existed and neither party shall have any rights, remedies, or obligations in connection with or arising out of this Amendment or the subject matter hereof except as provided in Sections 10 and 16 below and.

6.                                      Second Expansion Space Base Rent.  Beginning on the Second Expansion Space Commencement Date and on the first day of each month thereafter, the Tenant shall pay the Landlord, in addition to the Base Rent for the Original Premises, the Base Rent for the Second Expansion Space in equal monthly installments, in advance, pursuant to the following schedule:

Period	Annual Base Rent for the Second Expansion Space	Annual Base Rent Per Rentable Square Foot for the Second Expansion Space	Monthly Base Rent for the Second Expansion Space
From the Second Expansion Space Commencement Date through December 20, 2014*	$777,877.20	$24.98	$64,823.10
December 21, 2014 – December 20, 2015	$798,429.60	$25.64	$66,535.80
December 21, 2015 – December 20, 2016	$819,604.80	$26.32	$68,300.40
December 21, 2016 – December 20, 2017	$841,402.80	$27.02	$70,116.90
December 21, 2017 – December 20, 2018	$863,512.20	$27.73	$71,959.35
December 21, 2018 – December 20, 2019	$886,244.40	$28.46	$73,853.70
December 21, 2019 – February 28, 2021	$909,599.40	$29.21	$75,799.95

*If the Second Expansion Space Commencement Date occurs after December 20, 2014, then Tenant shall commence paying Annual Base Rent for the Second Expansion Space at the then-applicable rate for the Second Expansion Space (i.e. if the Second Expansion Space Commencement Date occurs on January 3, 2015, then Annual Base Rent is payable at the rate of $25.64 per rentable square foot of the Second Expansion Space.

If the Second Expansion Space Commencement Date is other than the first day of the month, then, with respect to the partial month following such Second Expansion Space Commencement Date, Tenant shall pay to Landlord on the Second Expansion Space Commencement Date a pro-rated share of the Base Rent that would have otherwise been payable for such month (based on the number of days remaining in such month) had the Second Expansion Space Commencement Date occurred on the first day of such month.

7.                                      Additional Rent.  Commencing on Second Expansion Space Commencement Date, Tenant’s Pro Rata Share shall increase to 62.87% with respect to the Office Portion and to 81.44% with respect to the entire Premises.  Any electricity for the Second Expansion Space shall be payable pursuant to Section 3.01 of the Lease commencing on the Second Expansion Space Commencement Date.

8.                                      Condition of Premises.  Landlord shall deliver the Second Expansion Space to Tenant in its “as is” condition with all base building mechanical, electrical and structural components in good working order, and Landlord shall have no obligation to undertake any Finish Work or provide any Finish Work Allowance with respect to the Second Expansion Space.

9.                                      Excess Consideration. Landlord acknowledges that Tenant is entering into a separate agreement with Gunderson in connection with Gunderson’s early termination of its lease for the Second Expansion Space (the “Gunderson Agreement”) and Landlord agrees, as a condition to this Amendment, that the provisions of Section 13.01(b) of the Lease or similar provisions applicable under the lease by and between Gunderson and Landlord do not apply to any amounts paid or payable by Tenant to Gunderson under the Gunderson Agreement, notwithstanding anything in the Lease to the contrary.  Furthermore, Landlord agrees that, (i) if Tenant enters into a similar agreement with another tenant in the Building providing for the early termination of such tenant’s lease and Tenant enters into a direct lease with Landlord for such space commencing on the effective date of such termination, in each case on terms approved by Landlord in its sole discretion, or (ii) if Tenant subleases space in the Building from any other tenant in the Building, Landlord shall waive any right to compensation under Section 13.01(b) of the Lease arising out of the transactions described above.

10.                               Security Deposit.  The Letter of Credit Amount is hereby increased to $1,493,105.25, and accordingly, the number “1,200,000” as it appears two times in Section 2.05 of the Lease is hereby deleted and replaced with the number “1,493,105.25” in both places.  On or before the date that is thirty (30) days after the mutual execution and delivery of this Amendment, Tenant shall increase the Letter of Credit initially held by Landlord under the Lease by the amount of $293,105.25.  Tenant’s failure to timely deliver the increase Letter of Credit to Landlord shall constitute an Event of Default under this Lease, without any notice or cure period under Article 14, and, in addition to any other remedies under the Lease, Landlord shall be entitled to draw $293,105.25 from the existing Letter of Credit, hold the same as a cash security deposit until such time as Tenant provides the increased Letter of Credit, and require Tenant to restore the initial Letter of Credit in full.  In the event that Landlord is unable to deliver the Second Expansion Space to Tenant on or before the Outside SES Commencement Date and this Amendment is terminated as provided in Section 5 above, then by written notice to Landlord, the Security Deposit shall be reduced to $1,200,000.00 and Tenant shall be entitled to so reduce the Letter of Credit.

11.                               Parking.  Section 20.10 of the Lease is hereby deleted in its entirety and the following is inserted in its place:

“Landlord agrees that, during the term of this Lease, Tenant shall have the right (at no additional charge, other than to the extent provided as Operating Expenses) to use 502 non-designated parking spaces as may be reasonably necessary to accommodate officers, employees, guests, invitees and clients, in connection with the operation of its business following the initial Commencement Date.  Included within the foregoing spaces are 51 non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises (subject to the provisions of Section 1.02(d) of this Lease).  The balance of Tenant’s parking spaces shall be located in the areas shown on Exhibit 20.10, attached.  At Landlord’s election and at no cost to Tenant, Landlord may designate parking spaces for exclusive use by Tenant and other tenants of the Property and may install signage or implement a pass or sticker system to control parking use, and may employ valet parking to meet the requirements of this Section.  To the extent applicable to Tenant’s use of the parking spaces, the provisions of the Lease shall apply, including rules and regulations of general applicability from time to time promulgated by Landlord.”

12.                               Extension Options.  Tenant’s options to extend the term of the Lease under Article 22 of the Lease shall apply to the entire Premises as expanded under this Amendment.  Additionally, Section 22.02 (Extension Rent) of the Lease is hereby amended by deleting the first sentence thereof and replacing it with the following:

“The annual Base Rent payable during any Option Term shall be the greater of (x) ninety-five percent (95%) of the Market Rent as determined in the manner set forth in Section 22.03, 22.04 and 22.05, below, or (y) 27.51 per rentable square foot per annum.”

13.                               Expansion Option. Article 25 of the Lease is hereby deleted in its entirety.

14.                               Authority.  Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b)  Tenant has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Amendment; and (d) this Amendment is a valid and binding obligation of Tenant in accordance with its terms.  This warranty and representation shall survive the termination of the Lease.

Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b)  Landlord has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Landlord of this Amendment (i) are within the powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (d) this Amendment is a valid and binding obligation of Landlord in accordance with its terms.  This warranty and representation shall survive the termination of the Lease.

15.                               Brokerage.  Landlord and Tenant each represent and warrant that they have not directly or indirectly dealt with any broker with respect to the leasing of the Second Expansion Space other than Colliers International (the “Broker”).  Each party agrees to exonerate and save harmless and indemnify the other against any loss, cost, claim or expense (including reasonable attorney’s fees) resulting from a breach of the forgoing representation and warranty.  The Broker is to be paid by Landlord pursuant to the terms of a separate agreement.

16.                               Reimbursement.  Tenant shall reimburse Landlord for Landlord’s reasonable attorneys’ fees and other third-party costs (other than amounts paid or payable to Broker) in connection with this Amendment within thirty (30) days of Landlord’s request therefor as Additional Rent under the Lease.

17.                               Ratification.  Except as hereby amended, the Lease shall remain in full force and effect, is hereby ratified and confirmed, and remains unchanged.

18.                               Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the state in which the Property is located.

19.                               Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment under seal as of the date first noted above.

PDM 850 UNIT, LLC

By:	PD Winter Street, LLC, its sole member

By:	/s/ PAUL R. MARCUS
Name: Paul R. Marcus
Title: A Member of Its Executive Committee

ALKERMES, INC.

By:	/s/ JAMES M. FRATES
Name: James M. Frates
Title: Chief Financial Officer